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                                                                   EXHIBIT 10.3

As of September 17, 2001


Wachovia Bank, N.A.
191 Peachtree Street, N.E.
Atlanta, Georgia  30303

     Re: Five-Year $300,000,000 Credit Agreement dated July 1, 1998, among Thomas & Betts Corporation (the "Borrower"), the Banks party thereto, and Wachovia Bank, N.A., (the "Agent") (as amended, the "Credit Agreement" and the extension of credit thereunder, the "Facility"); Borrower Security Agreement dated as of July 1, 2001 given by the Borrower to the Agent (the "Security Agreement"); Letter Agreement dated as of August 22, 2001 between the Borrower, Wachovia Bank, N.A. and Wachovia Securities, Inc. (the "Letter Agreement").

Ladies and Gentlemen:

Pursuant to Section 2.10 of the Credit Agreement, the Borrower hereby notifies the Agent of the termination of the total amount of the Commitments, as defined in the Credit Agreement, effective on the earlier to occur of September 28, 2001 or the effective date of a securitization facility acceptable to the Agent. As of the date hereof, and from now until the effective date of this notice, there are and shall be no Loans, as defined in the Credit Agreement, outstanding under the Facility.

The Borrower acknowledges that it continues to be obligated to Wachovia Bank, N.A. (individually, and together with Wachovia Securities, Inc., collectively, "Wachovia") for obligations with respect to letters of credit issued by Wachovia, for obligations relating to foreign exchange agreements, for treasury management services, and for obligations under the Letter Agreement, and all such obligations, together with all hereafter created or arising obligations of the Borrower to Wachovia of whatever nature (the "Continuing Obligations ) are and shall continue to be secured under the Security Agreement, subject to the provisions of Section 2 of the Security Agreement entitled "AGREEMENT TO RELEASE." The Borrower hereby grants to Wachovia, individually and not as Agent, a security interest in the Collateral, as defined in the Security Agreement, to secure the Continuing Obligations, subject to Section 2 of the Security Agreement. Notwithstanding the foregoing, Wachovia hereby agrees to release the Bank Accounts, as defined in the Security Agreement, on the same terms and conditions as set forth in Section 2 with respect to the Release, as defined therein.

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The Borrower and Wachovia have entered into the Letter Agreement with the intention of exercising commercially reasonable efforts to bring together a syndicate of banks willing to issue commitments to fund a facility as described in the Letter Agreement (the "New Facility"), which New Facility will include a letter of credit facility. The existing letters of credit issued by Wachovia will constitute a portion of such letter of credit facility. The letter of credit facility will be secured by the collateral which will secure the New Facility, and the existing Security Agreement shall be terminated. The Borrower agrees that its obligations under the Letter Agreement shall continue in accordance with the terms thereof and shall be, and are hereby, secured under the Security Agreement. In addition, in the event that the New Facility does not become effective on or prior to October 31, 2001, or if a senior secured credit facility is closed other than with Wachovia as a lender thereunder prior to October 31, 2001, the Borrower agrees to pledge in favor of Wachovia cash collateral equal to at least 100% of the outstanding Continuing Obligations with respect to letters of credit, which pledge shall be made pursuant to documents in form and substance reasonably satisfactory to Wachovia in its sole discretion.


Sincerely,

Thomas & Betts Corporation


By: /s/ Thomas C. Oviatt
   ----------------------
    Thomas C. Oviatt
    Treasurer